Exhibit 99.1

Flexsteel Industries, Inc. Reports Fiscal Third-Quarter Results and Announces Business Transformation Actions

Dubuque, Iowa – April 28, 2020 – Flexsteel Industries, Inc. (NASDAQ:FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers and online marketers of furniture products in the United States, today reported third quarter 2020 sales of $98.8 million and a net loss of $5.3 million. GAAP net loss per diluted share was ($0.66), compared to ($1.97) in the prior year quarter. Non-GAAP net income (loss) per diluted share was ($0.45), compared to $0.10 in the prior year. GAAP to non-GAAP reconciliations follow the financial statements in this press release.

Operating Results

Net sales for the quarters ended March  31, (in millions):

	2020	2019	$ Change	% Change
Residential	$88.5	$93.9	$(5.4)	(5.7)%
Contract	10.3	17.7	(7.4)	(41.7)
Total	$98.8	$111.5	$(12.7)	(11.4)%

Net sales for the nine months ended March 31, (in millions):

	2020	2019	$ Change	% Change
Residential	$271.2	$289.3	$(18.1)	(6.3)%
Contract	30.9	54.1	(23.1)	(42.8)
Total	$302.1	$343.4	$(41.3)	(12.0)%

Net sales were $98.8 million for the third quarter compared to net sales of $111.5 million in the prior year quarter, a decrease of 11.4%. Residential net sales declined 5.7% when compared to the prior year quarter. The decline was mainly due to the 25% tariff impact on volume, and to a lesser degree widespread customer store closures that started mid-March in response to COVID-19 restrictions. The Company continued to serve customers through its ecommerce channel, which delivered 37.1% growth in the third quarter.  This marks the third consecutive quarter of solid sequential growth for Flexsteel’s ready-to-assemble furniture sold primarily through ecommerce.

Contract net sales were down $7.4 million in the third quarter, of which $5.5 million was related to the Company’s planned exit of the commercial office and custom-designed hospitality product lines. The remaining decline in contract net sales was due to lower demand for healthcare and vehicle products, including the plant closures of several major RV customers due to the coronavirus.

The Company reported a net loss of $5.3 million or $0.66 per diluted share for the quarter ended March 31, 2020, compared to a net loss of $15.6 million or $1.97 per diluted share in the prior year quarter. The reported net loss included $2.4 million of pre-tax restructuring expense primarily for facility closures, professional fees and employee termination costs as part of the previously announced comprehensive transformation program, $0.5 million for CFO severance, and $0.3 million gain on disposal of assets. Excluding these items, the Company reported an adjusted net loss of $3.6 million, or $0.45 per diluted share, as compared to adjusted net income of $0.8 million or $0.10 per diluted share in the third quarter of 2019.

In the third quarter, gross margin as a percent of net sales declined 510 basis points to 14.0% compared to 19.1% for the prior year quarter. As part of its customer and product profitability initiative, the Company executed a SKU rationalization process on its residential products sold through retail stores. This resulted in an inventory valuation adjustment of approximately 240 basis points of margin contraction. The remaining margin compression was due to product mix of approximately 130 basis points, increased costs aimed at improving lead times and customer experience of approximately 130 basis points, foreign currency exchange impact of approximately 110 basis points, offset by favorable labor and material costs of approximately 120 basis points.

Selling, general and administrative (SG&A) expenses decreased $2.8 million or 12% to $20.1 million as compared to third quarter of fiscal 2019. The decrease in SG&A was primarily driven by $3.0 million of current year restructuring savings and lower expenses on reduced volume. This expense reduction was partially offset by an increase of $4.1 million in bad debts primarily from a customer bankruptcy, and one-time expense of $0.5 million associated with CFO severance costs. SG&A was further reduced due to a one-time $2.5 million non-cash expense taken in the comparable period last year related to the termination and settlement of a defined benefit plan.

The Company reported a tax benefit of $3.0 million during the third quarter compared to tax benefit of $4.5 million in the prior year quarter, or an effective tax rate of 35.9% compared to 22.6% in the prior year quarter.

Liquidity

Working capital (current assets less current liabilities) at March 31, 2020 was $122.6 million compared to $118.2 million at June 30, 2019. The $4.4 million increase in working capital was due to an increase in cash of $25.3 million primarily due to proceeds from the sale of the Riverside, California facility and other capital assets of $20.5 million, and an increase in other current assets of $3.0 million, a decrease in restructuring liability of $5.2 million, partially offset by $18.6 million in inventory reduction as a result of inventory management and SKU rationalization activities,  a $3.9 million decline in trade receivables and an increase in accounts payable of $4.6 million.

Capital expenditures for the nine months ended March 31 were $3.3 million. For the full fiscal year 2020, capital expenditures are estimated to be in the range of $3.6 million to $4.1 million.

COVID-19 Response

As previously disclosed in our Form 8-K filed with the SEC on April 13, 2020, the Company has taken the following actions to mitigate the financial and operational impacts of the COVID-19 pandemic:

Temporary compensation measures:

•	25% reduction to the base salaries of the Company’s officers
•	20% base-salary reduction for non-executive employees earning above $150 thousand
•	50% reduction of cash compensation for the Company’s Board of Directors

Staff and facility measures:

•	Temporary lay-off of employees aligned with business requirements and shut-downs
•	Employees, who can perform work outside the workplace, are working remotely
•	All manufacturing within the United States and Mexico has been temporarily suspended, pending weekly reviews of the external environment and demand
•	Our distribution center in Lancaster, Pennsylvania has been permanently closed, with demand being supported by our other distribution centers

Financial measures:

•	Elimination of all non-essential expenses and capital expenditures
•	Negotiation with vendors to extend payment terms
•	Suspension of the 401K match effective June 1, 2020 through the end of the calendar year
•	The Company has borrowed $15 million under its revolving credit facilities

The Company expects the COVID-19 pandemic to have an adverse effect on its business, financial condition, and results of operations; however, it is unable to predict the extent or nature of these impacts at this time.

Business Transformation Actions

Consistent with the previously announced comprehensive restructuring plan designed to increase shareholder value and pursue strategies that drive long-term profitable growth, the Company has decided to exit its Recreational Vehicle and remaining Hospitality businesses. The specific timing of these exits and the associated financial impact will be determined in the fourth quarter and subsequently communicated once known. Based on rapidly declining demand and changing market conditions driven by the coronavirus pandemic, it was determined that these businesses are no longer a strategic fit and will not provide an attractive return on investment for shareholders. These actions will enable the Company to increase its focus on profitably growing three business platforms where it is advantaged and can create value: (1) home furnishings, (2) e-commerce, and (3) workspace solutions.

Management Commentary

“Third-quarter net sales and profits fell short of our expectations as the impact of the 25% tariff continued to dampen demand and COVID-19 regulations closed the retail stores of many customers beginning in mid-March,” said Jerry Dittmer, President and CEO of Flexsteel Industries. “While no one can anticipate the ultimate severity and length of the pandemic, we took immediate precautions as outlined by the CDC to protect our employees and customers.

We also took swift action to mitigate our operational and financial risk by reducing costs commensurate with current demand.”

Dittmer added, “Regardless of the disruption across our industry and nation, we have reason to look ahead optimistically. Rather than hunkering down during the crisis, we are planning to accelerate our business transformation by pushing out the boundaries of opportunity while streamlining our operations and footprint. By exiting the Recreational Vehicle and Hospitality businesses, we will sharpen our organizational focus on growing those business platforms that strategically fit with our core competencies and have the greatest potential for long-term profitable growth. Within home furnishings and workspace, we are tailoring our product assortment to become more relevant to the market while simplifying our operations and improving our customers’ experience. In our e-commerce business there is significant potential to expand, and we are seeing great sequential growth and strong demand for our ready-to-assemble furniture sold primarily on-line. We have recently added to our talented team with the appointment of Derek Schmidt to Chief Financial and Chief Operating Officer. Together we are committed to coming out of this health and economic crisis more nimble, more flexible and more competitive.”

Conference Call and Webcast

The Company will host a conference call and webcast at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) on Wednesday, April 29, 2020 to discuss its quarterly financial results. Analysts and investors may participate in the question-and-answer session. The call can be accessed via telephone at 877-270-2148 (domestic) or 412-902-6510 (international.) Additionally, interested parties can listen to a live webcast of the call in the Investor Relations section of the Company’s website at https://ir.flexsteel.com/. An archived version of the webcast will be available in the same location shortly after the live call has ended. The third-quarter fiscal 2020 press release will be available at www.ir.flexsteel.com after the market close on Tuesday, April 28, 2020.

Flexsteel is enabling investors to pre-register for the earnings conference call so that they can expedite their entry into the call and avoid the need to wait for a live operator. In order to pre-register for the call, investors can visit http://dpregister.com/10142170 and enter their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call. Individuals can pre-register any time prior to the start of the conference call.

A recorded replay can be accessed through May 6, 2020 by dialing 877-344-7529; passcode: 10142170.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) is one of the largest manufacturers, importers and online marketers of residential and contract upholstered furniture and products in the United States. Product offerings include a wide variety of upholstered furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its ecommerce channel and direct sales force.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, the impact of the COVID-19 pandemic and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	March 31,	June 30,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$62,540	$22,247
Trade receivables, net	34,292	38,157
Inventories	75,096	93,659
Other	14,924	11,904
Assets held for sale	129	—
Total current assets	186,981	165,967

NONCURRENT ASSETS:
Property, plant and equipment, net	74,653	79,238
Operating lease right-of-use assets	12,793	—
Other	1,411	9,082

TOTAL ASSETS	$275,838	$254,287
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$23,046	$18,414
Lines of credit	15,000	—
Accrued liabilities	26,360	29,350
Total current liabilities	64,406	47,764

LONG-TERM LIABILITIES	9,165	1,096
Total liabilities	73,571	48,860

SHAREHOLDERS' EQUITY	202,267	205,427

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$275,838	$254,287

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Net sales	$98,821	$111,542	$302,118	$343,381
Cost of goods sold	84,973	90,214	254,999	278,786
Gross margin	13,848	21,328	47,119	64,595
Selling, general and administrative	20,115	22,915	55,678	62,484
Restructuring expense	2,377	—	13,448	—
ERP impairment	—	18,668	—	18,668
Gain on disposal of assets	302	—	19,269	—
Operating loss	(8,342)	(20,255)	(2,738)	(16,557)
Interest expense	16	—	16	—
Other income	135	158	328	397
Loss before income taxes	(8,223)	(20,097)	(2,426)	(16,160)
Income tax benefit	2,953	4,545	1,323	3,470
Net loss	$(5,270)	$(15,552)	$(1,103)	$(12,690)
Weighted average number of common shares outstanding:
Basic	7,965	7,892	7,955	7,884
Diluted	7,965	7,892	7,955	7,884
Loss per share of common stock:
Basic	$(0.66)	$(1.97)	$(0.14)	$(1.61)
Diluted	$(0.66)	$(1.97)	$(0.14)	$(1.61)

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended
	March 31,
	2020	2019
OPERATING ACTIVITIES:
Net loss	$(1,103)	$(12,690)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	6,665	5,694
Deferred income taxes	7,471	242
Stock-based compensation expense	3,880	914
Change in provision for losses on accounts receivable	4,250	(110)
Change in reserve for VAT receivable	(1,431)	—
ERP impairment	—	18,668
(Gain) loss on disposition of capital assets	(19,269)	133
Defined benefit plan termination	—	2,455
Changes in operating assets and liabilities	13,425	(2,771)
Net cash provided by operating activities	13,888	12,535
INVESTING ACTIVITIES:
Net proceeds from sales of investments	6	15,928
Proceeds from sale of capital assets	20,452	42
Capital expenditures	(3,256)	(20,603)
Net cash provided by (used in) investing activities	17,202	(4,633)
FINANCING ACTIVITIES:
Dividends paid	(5,260)	(6,935)
Proceeds from line of credits	15,000	—
Proceeds from issuance of common stock	21	81
Shares withheld for tax payments on vested restricted shares	(558)	(211)
Net cash provided by (used in) financing activities	9,203	(7,065)
Increase in cash and cash equivalents	40,293	837
Cash and cash equivalents at beginning of period	22,247	27,750
Cash and cash equivalents at end of period	$62,540	$28,587

NON-GAAP DISCLOSURE (Unaudited)

The Company is providing information regarding adjusted net income and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net income or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted net income and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provide investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net  loss to non-GAAP adjusted net (loss) income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of non-GAAP adjusted net income for the three and nine months ended March  31, 2020 and 2019:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(in thousands)	2020	2019	2020	2019
Reported GAAP Net loss	$(5,270)	$(15,552)	$(1,103)	$(12,690)
Restructuring expense	2,377	—	13,448	—
ERP impairment	—	18,668	—	18,668
CEO transition costs	—	—	—	2,055
CFO severance	495	—	495	—
Inventory impairment related to restructuring	70	—	276	—
Defined benefit plan termination	—	2,455	—	2,455
Gain on disposal of assets	(302)	—	(19,269)	—
Tax impact of adjustments(1)	(948)	(4,777)	2,754	(4,977)
Non-GAAP net (loss) income	$(3,578)	$794	$(3,399)	$5,511

(1)Effective tax rate of 35.9% and 22.6% used to calculate the three months ended March  31, 2020 and March 31, 2019, respectively. Effective tax rate of 54.5% and 21.5% used to calculate the nine months ended March 31, 2020 and March 31, 2019, respectively.

Reconciliation of GAAP (loss) earnings per share of common stock to non-GAAP adjusted (loss) earnings per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP EPS to the calculation of non-GAAP adjusted EPS for the three and nine months ended March 31, 2020 and 2019:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Reported GAAP Diluted (loss) earnings per share	$(0.66)	$(1.97)	$(0.14)	$(1.61)
Restructuring expense	0.30	—	1.69	—
ERP impairment	—	2.37	—	2.37
CEO transition costs	—	—	—	0.26
CFO severance	0.06		0.06
Inventory impairment related to restructuring	0.01	—	0.03	—
Defined benefit plan termination	—	0.31	—	0.31
Gain on disposal of assets	(0.04)	—	(2.42)	—
Tax impact of adjustments(1)	(0.12)	(0.61)	0.35	(0.63)
Non-GAAP Diluted (loss) earnings per shares	$(0.45)	$0.10	$(0.43)	$0.70

(1)Effective tax rate of 35.9% and 22.6% used to calculate the three months ended March 31, 2020 and March 31, 2019, respectively. Effective tax rate of 54.5% and 21.5% used to calculate the nine months ended March 31, 2020 and March 31, 2019, respectively.

INVESTOR CONTACT:

Donni Case, Financial Profiles	310.622.8224
Margaret Boyce, Financial Profiles	310.622.8247
FLXS@finprofiles.com